Exhibit 10.18

Execution Version

Date 30 July 2014

SBI PHOEBE SHIPPING COMPANY LIMITED

SBI PERSEUS SHIPPING COMPANY LIMITED

SBI ELECTRA SHIPPING COMPANY LIMITED

and

SBI FLAMENCO SHIPPING COMPANY LIMITED

as Joint and Several Borrowers

and

CREDIT SUISSE AG

as Lender

LOAN AGREEMENT

relating to a

post delivery term loan facility of up to US$67,500,000 to provide finance in relation to Hull Nos. CX0613 (tbn “SBI Phoebe”), CX0627 (tbn “SBI Perseus”), YZJ2013-1090 (tbn “SBI Electra”), and YZJ2013-1091 (tbn “SBI Flamenco”)

Watson, Farley & Williams

London

INDEX

Clause		Page

1	INTERPRETATION	1

2	FACILITY	15

3	DRAWDOWN	15

4	INTEREST	16

5	INTEREST PERIODS	17

6	DEFAULT INTEREST	17

7	REPAYMENT AND PREPAYMENT	18

8	CONDITIONS PRECEDENT	19

9	REPRESENTATIONS AND WARRANTIES	20

10	GENERAL UNDERTAKINGS	22

11	CORPORATE UNDERTAKINGS	26

12	INSURANCE	27

13	SHIP COVENANTS	31

14	SECURITY COVER	36

15	PAYMENTS AND CALCULATIONS	37

16	APPLICATION OF RECEIPTS	38

17	APPLICATION OF EARNINGS	38

18	EVENTS OF DEFAULT	39

19	FEES AND EXPENSES	43

20	INDEMNITIES	44

21	NO SET-OFF OR TAX DEDUCTION	46

22	ILLEGALITY, ETC	47

23	INCREASED COSTS	48

24	SET-OFF	49

25	TRANSFERS AND CHANGES IN LENDING OFFICE	49

26	VARIATIONS AND WAIVERS	51

27	NOTICES	51

28	JOINT AND SEVERAL LIABILITY	53

29	SUPPLEMENTAL	54

30	LAW AND JURISDICTION	54

SCHEDULE 1 DRAWDOWN NOTICE		56

SCHEDULE 2 CONDITIONS PRECEDENT DOCUMENTS		57

EXECUTION PAGE		60

THIS AGREEMENT is made on 30 July 2014

BETWEEN

(1)	SBI PHOEBE SHIPPING COMPANY LIMITED, SBI PERSEUS SHIPPING COMPANY LIMITED, SBI ELECTRA SHIPPING COMPANY LIMITED and SBI FLAMENCO SHIPPING COMPANY LIMITED as joint and several Borrowers; and

(2)	CREDIT SUISSE AG, a company incorporated in the canton of Zürich, Switzerland and acting through its office at St Alban-Graben 1-3, PO Box CH-4002 Basel, Switzerland as Lender.

BACKGROUND

The Lender has agreed to make available to the Borrowers a term loan facility of up to $67,500,000 in aggregate to be made available in 4 tranches as follows:

(A)	2 tranches of up to $16,350,000 each for the purpose of providing post-delivery financing for part of the acquisition cost of two ultramax bulk carriers to be named “SBI Phoebe” and “SBI Perseus” currently under construction at Chengxi shipyard in China and having hull numbers CX0613 and CX0627 respectively; and

(B)	2 tranches of up to $17,400,000 each for the purpose of providing post-delivery financing for part of the acquisition cost of two kamsarmax bulk carriers to be named “SBI Electra” and “SBI Flamenco” currently under construction by Jiangsu New YZI shipyard in China and having hull numbers YZJ2013-1090 and YZJ2013-1091 respectively.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions. Subject to Clause 1.5, in this Agreement:

“Accounts Security Deeds” means deeds creating security in respect of the Earnings Accounts in the Agreed Form;

“Agreed Form” means in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provision of any Finance Documents;

“Approved Classification Society” means, in relation to a Ship, DNV GL, Lloyds Register of Shipping or American Bureau of Shipping or any other generally recognised first class classification society approved by the Lender;

“Approved Commercial Ship Manager” means, in relation to the commercial management of a Ship, Scorpio Commercial Management S.a.M. of 9 Boulevard Charles III, Monte Carlo, the Principality of Monaco or any other company which the Lender may approve from time to time as the commercial manager of that Ship;

“Approved Flag” means, in relation to a Ship, the Republic of the Marshall Islands, the Republic of Liberia and the Republic of Singapore or any other flag the Lender may, in its sole and absolute discretion approve as the flag on which the Ship may be registered;

“Approved Pooling Arrangement” means, in relation to a Ship, the Scorpio Bulkers Kamsarmax Bulk Carrier Pool and any other pooling arrangement:

(a)	proposed by the Borrower which is the Owner of that Ship;

(b)	run by any affiliate of the Approved Commercial Ship Manager; and

(c)	approved in writing by the Lender prior to that Ship’s entry into pooling such arrangement;

“Approved Technical Ship Manager” means, in relation to the technical management of a Ship, Scorpio Ship Management s.a.m. of 9, Boulevard Charles III, Monte Carlo, the Principality of Monaco, Synergy Marine Pte. Ltd. of 1 Kim Seng Promenade, #10-11/12 Great World City West Tower, Singapore 237994, C.P. Offen Tankschiffreedrel (GmbH & Co.) KG of Blichenbruecke 10, 20354 Hamburg, Zenith Ship Management, Gemi Islemeciligi Anonim Sirketi of FSM Mahallesi, Poligon Caddesi, Buyaka 2/B Sitesi NO:8, c-Blok Kat, Umraniye, 34771 Istanbul, Turkey, Astor Shipmanagement of Ieriķu iela 15 k-2, Vidzemes priekšpilsēta, Rīga, Latvia-1084 or any other company proposed by a Borrower which the Lender may approve from time to time as the technical manager of a Ship.

“Approved Manager” means, in relation to a Ship, the Approved Commercial Ship Manager and/or the Approved Technical Ship Manager;

“Availability Period” means the period commencing on the date of this Agreement and ending on:

(d)	in relation to a Chengxi Tranche, 31 December 2016; and

(e)	in relation to a Jiangsu Tranche, 31 March 2016,

or, in either case, such later date as the Lender may agree with the Borrowers, or if earlier, the date on which the Commitment is fully borrowed, cancelled or terminated.

“Borrowers” means each of SBI Phoebe Shipping Company Limited (“SBI Phoebe”), SBI Perseus Shipping Company Limited (“SBI Perseus”), SBI Electra Shipping Company Limited (“SBI Electra”) and SBI Flamenco Shipping Company Limited (“SBI Flamenco”), each being a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands (and, in each case, includes their respective successors);

“Business Day” means a day on which banks are open in London, Basel, Rotterdam and Zürich and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

“Builder” means each of the Chengxi Builder and the Jiangsu Builder;

“Charter” means, in relation to a Ship, any charterparty or other contract of employment in respect of that Ship having a duration (including, without limitation, by virtue of any optional extensions) of more than 12 months entered or to be entered into by the Borrower which is or is to be the owner of that Ship with a charterer and on terms and conditions acceptable to the Lender;

“Charterparty Assignment” means, in respect of a Charter and any guarantee of that Charter (to the extent that such guarantee is given), an assignment of the rights and interests of the Borrower which is party to that Charter in respect of that Charter and any guarantee of that Charter (to the extent that such guarantee is given) to be executed by that Borrower in favour of the Lender in the Agreed Form;

“Chengxi Builder” means Chengxi Shipyard Co., Ltd of No. 1 Hengshan Road, Jiangyin City, Jiangsu Province, People’s Republic of China;

“Chengxi Ship” means each of Ship A and Ship B;

“Chengxi Shipbuilding Contract” means each of the Ship A Shipbuilding Contract and the Ship B Shipbuilding Contract;

“Chengxi Tranche” means each of the Ship A Tranche and the Ship B Tranche;

“Code” means the US Internal Revenue Code of 1986;

“Commitment” means an amount of up to $67,500,000, as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Compliance Certificate” means a certificate executed by the chief financial officer of the Guarantor in the form set out in the Schedule to the Guarantee;

“Contractual Currency” has the meaning given in Clause 20.4;

“Contract Price” means:

(a)	in relation to each Chengxi Ship, the price payable under the MOA for that Chengxi Ship (being $27,250,000 subject to adjustment as therein provided); and

(b)	in relation to each Jiangsu Ship, the price payable under the Jianhsu Shipbuilding Contract for that Jiangsu Ship (being $29,000,000 subject to adjustment as therein provided);

“Delivery Date” means, in respect of a Ship, the date on which such Ship is delivered by the relevant Builder or Existing Buyer to the relevant Borrower under the relevant Shipbuilding Contract or MOA (as the case may be);

“Disruption Event” means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a party prevent that, or any other party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the party whose operations are disrupted.

“Dollars” and “$” means the lawful currency for the time being of the United States of America;

“Drawdown Date” means, in relation to a Tranche, the date requested by the Borrowers for the Tranche to be advanced, or (as the context requires) the date on which the Tranche is actually advanced;

“Drawdown Notice” means, in relation to each Tranche, a notice in the form set out in Schedule 1 (or in any other form which the Lender approves or reasonably requires);

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to a Borrower or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to a Borrower or the Lender in the event of requisition of that Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Earnings Account” means, in relation to each Borrower, an account in the name of that Borrower with the Lender in Basel designated “[name of relevant Borrower] - Earnings Account”, or any other account (with that or another office of the Lender or with a bank or financial institution other than the Lender) which is designated by the Lender as the Earnings Account of that Borrower for the purposes of this Agreement;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind, whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any operator or manager of a Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is arrested and/or where any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 18.1;

“Existing Buyers” means, in relation to:

(a)	Ship A, Existing Buyer A; and

(b)	Ship B, Existing Buyer B;

“Existing Buyer A” means Royal Beauty Limited, a company incorporated in Hong Kong whose registered office is at 24/F Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong;

“Existing Buyer B” means Imperial Venture Limited, a company incorporated in Hong Kong whose registered office is at 24/F Shanghai Industrial Investment Building, 48-62 Hennessy Road, Wanchai, Hong Kong;

“Fair Market Value” means, in relation to each Ship, a valuation as determined in accordance with Clause 14.3;

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)	any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party to this Agreement that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Finance Documents” means:

(a)	this Agreement;

(b)	the General Assignments;

(c)	the Mortgages;

(d)	the Guarantee;

(e)	the Accounts Security Deeds;

(f)	the Shares Security;

(g)	any Charterparty Assignment; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Agreement or any of the other documents referred to in this definition (provided always that the Manager’s Undertakings shall be excluded from this item (h));

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)	under any foreign exchange transaction any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)	under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“GAAP” means generally accepted accounting principles in the United States of America;

“General Assignment” means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation for that Ship in the Agreed Form;

“Guarantee” means a guarantee to be executed by the Guarantor in the Agreed Form;

“Guarantor” means Scorpio Bulkers Inc., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at c/o Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Republic of the Marshall Islands;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it; and

(b)	all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

“Interest Period” means a period determined in accordance with Clause 5;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Jiangsu Builder” means Jiangsu New YangZi Shipbuilding Co., Ltd of Jiangyin Economic Development District, Jingjiang City, Jiangsu Province, People’s Republic of China;

“Jiangsu Ship” means each of Ship C and Ship D;

“Jiangsu Shipbuilding Contract” means each of the Ship C Shipbuilding Contract and the Ship D Shipbuilding Contract;

“Jiangsu Tranche” means each of the Ship C Tranche and the Ship D Tranche;

“Lender” means Credit Suisse AG, acting through its office at St Alban-Graben 1-3, PO Box CH-4002 Basel, Switzerland (or through another branch notified to the Borrowers under Clause 25.6) or its successor or assign;

“LIBOR” means, for an Interest Period or any other relevant period:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for that period) the arithmetic mean of the rates (rounded upwards to 4 decimal places) as supplied to the Lender at its request quoted to the Lender by leading banks in the London interbank market), at or about 11:00 am London time on the Quotation Date for the offering of deposits in Dollars and for a period comparable to that period provided that the rate of LIBOR for the purposes of this Agreement shall never be lower than 0%.

“Loan” means the principal amount for the time being outstanding under this Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $750,000 or the equivalent in any other currency;

“Manager’s Undertaking” means, in relation to each Ship, the undertaking to be given by each Approved Manager in favour of the Lender in the Agreed Form;

“Mandatory Costs” means the costs as determined by the Lender of complying with any regulations;

“Margin” means 2.95 per cent. per annum;

“Maturity Date” means, in respect of each Tranche, the date falling 7 years after the Drawdown Date applicable to such Tranche and, if earlier, 31 December 2023;

“MOA” means, in respect of each Chengxi Ship, the memorandum of agreement dated 23 October 2013 entered into between, in the case of:

(a)	Ship A, Existing Buyer A as seller and SBI Phoebe as buyer; and

(b)	Ship B, Existing Buyer B as seller and SBI Perseus as buyer,

in respect of the sale of such Chengxi Ship;

“Mortgage” means, in relation to a Ship, the first priority or, as the case may be, preferred ship mortgage on the Ship under the applicable Approved Flag together with any deed of covenant collateral thereto (if applicable) in the Agreed Form;

“Negotiation Period” has the meaning given in Clause 4.6;

“Original Buyer” means, in respect of each Jiangsu Ship, Graig Investments Ltd., a company incorporated in [—] whose registered office is at [—];

“Payment Currency” has the meaning given in Clause 20.4;

“Permitted Security Interests” means:

(c)	Security Interests created by the Finance Documents;

(d)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(e)	liens for salvage;

(f)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(g)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by a Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 13.13(h);

(h)	any Security Interest in respect of a sum or sums aggregating no more than $500,000, created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(i)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pertinent Document” means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 12 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)	any document which has been or is at any time sent by or to the Lender in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

“Pertinent Jurisdiction”, in relation to a company, means:

(a)	England and Wales, the Principality of Monaco, the United States of America, Switzerland and the Republic of the Marshall Islands;

(b)	if not within any of the jurisdictions referred to in (a) above, the country under the laws of which the company is incorporated or formed; and

(c)	if not within any of the jurisdictions referred to in (a) above, a country in which the company has the centre of its main interest or in which the company’s central management and control is or has recently been exercised;

“Pertinent Matter” means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

“Quotation Date” means, in relation to any Interest Period (or any other period for which an interest rate is to be determined under any provision of a Finance Document), the day on which quotations would ordinarily be given by leading banks in the London Interbank Market for deposits in the currency in relation to which such rate is to be determined for delivery on the first day of that Interest Period or other period;

“Relevant Person” has the meaning given in Clause 18.7;

“Repayment Date” means a date on which a repayment is required to be made under Clause 7;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Scorpio Bulkers Kamsarmax Bulk Carrier Pool” means, in relation to a Ship, a pooling arrangement whereby the pool is managed by the Approved Commercial Ship Manager;

“Screen Rate” means, in respect of LIBOR for any period, the rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars for the relevant period, displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or the service ceases to be available, the Lender may specify another page or service displaying the appropriate rate after consultation with the Borrowers;

“Secured Liabilities” means all liabilities which the Borrowers, the Security Parties or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Party” means the Guarantor and any other person (except the Lender) who, as a surety or mortgagor, as a party to any subordination or priorities arrangement, or in any similar capacity, executes a document falling within the last paragraph of the definition of “Finance Documents” and, for the avoidance of doubt, shall not include any Approved Manager;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the Security Parties that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party under the Finance Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document;

(c)	neither any Borrower nor any Security Party has any future or contingent liability under Clause 19, 20, or 21 or any other provision of this Agreement or another Finance Document; and

(d)	the Lender does not consider that there is a significant risk that any payment or transaction under a Finance Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

“Ship” means each of Ship A, Ship B, Ship C and Ship D;

“Shares Security” means a document creating a Security Interest over the entire share capital of each Borrower entered into by the Guarantor in favour of the Lender in the Agreed Form;

“Ship A” means the ultramax bulk carrier currently under construction by the Chengxi Builder with hull number CX0613 and which upon delivery pursuant to the relevant Chengxi Shipbuilding Contract shall be registered in the ownership of SBI Phoebe under an Approved Flag with the name “SBI Phoebe”;

“Ship A Shipbuilding Contract” means, in relation to Ship A, the shipbuilding contract dated 10 June 2013 as amended and supplemented from time to time in accordance with the terms and conditions of this Agreement and originally entered into between the Chengxi Builder and Existing Buyer A in respect of the construction by the Chengxi Builder of Ship A as the same shall be assigned, transferred or novated by Existing Buyer A to SBI Phoebe at or prior to the Delivery Date of Ship A;

“Ship A Tranche” means a portion of the Commitment not exceeding $16,350,000 committed by the Lender pursuant to Clause 2.1(a), as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Ship B” means the ultramax bulk carrier currently under construction by the Chengxi Builder with hull number CX0627 and which upon delivery pursuant to the relevant Chengxi Shipbuilding Contract shall be registered in the ownership of SBI Perseus under an Approved Flag with the name “SBI Perseus”;

“Ship B Shipbuilding Contract” means, in relation to Ship B, the shipbuilding contract dated 21 September 2013 as amended and supplemented from time to time in accordance with the terms and conditions of this Agreement and originally entered into between the Chengxi Builder and Existing Buyer B in respect of the construction by the Chengxi Builder of Ship B as the same shall be assigned, transferred or novated by Existing Buyer B to SBI Perseus at or prior to the Delivery Date of Ship B;

“Ship B Tranche” means a portion of the Commitment not exceeding $16,350,000 committed by the Lender pursuant to Clause 2.1(a), as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Ship C” means the kamsarmax bulk carrier currently under construction by the Jiangsu Builder with hull number YZJ2013-1090 and which upon delivery pursuant to the relevant Jiangsu Shipbuilding Contract shall be registered in the ownership of SBI Electra under an Approved Flag with the name “SBI Electra”;

“Ship C Shipbuilding Contract” means, in relation to Ship C, the shipbuilding contract dated 5 November 2013 and originally entered into between the Jiangsu Builder and the Original Buyer in respect of the construction by the Jiangsu Builder of Ship C as the same has been novated by the Original Buyer to SBI Electra pursuant to a novation agreement dated 6 November 2013 entered into between the Jiangsu Builder, the Original Buyer and SBI Electra and as the same may be further amended and supplemented from time to time in accordance with the terms and conditions of this Agreement;

“Ship C Tranche” means a portion of the Commitment not exceeding $17,400,000 committed by the Lender pursuant to Clause 2.1(b), as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Ship D” means the kamsarmax bulk carrier currently under construction by the Jiangsu Builder with hull number YZJ2013-1091 and which upon delivery pursuant to the relevant Jiangsu Shipbuilding Contract shall be registered in the ownership of SBI Flamenco under an Approved Flag with the name “SBI Flamenco”;

“Ship D Shipbuilding Contract” means, in relation to Ship D, the shipbuilding contract dated 5 November 2013 and entered into between the Jiangsu Builder and the Original Buyer in respect of the construction by the Jiangsu Builder of Ship D as the same has been novated by the Original Buyer to SBI Flamenco pursuant to a novation agreement dated 6 November 2013 entered into between the Jiangsu Builder, the Original Buyer and SBI Flamenco and as the same may be further amended and supplemented from time to time in accordance with the terms and conditions of this Agreement;

“Ship D Tranche” means a portion of the Commitment not exceeding $17,400,000 committed by the Lender pursuant to Clause 2.1(b), as that amount may be reduced, cancelled or terminated in accordance with this Agreement;

“Shipbuilding Contract” means each of the Chengxi Shipbuilding Contracts and the Jiangsu Shipbuilding Contracts;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)	any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Borrower owning the Ship;

(c)	any arrest, capture, seizure or detention of the Ship (including any theft or hijacking) unless it is within 1 month redelivered to the full control of the Borrower owning the Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Ship with the Ship’s insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Lender that the event constituting the total loss occurred;

“Tranche” means each Chengxi Tranche and each Jiangsu Tranche; and

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the United States of America; or

(b)	a Borrower or a Security Party whose payments under the Finance Documents are from sources within the United States for US federal income tax purposes.

1.2	Construction of certain terms. In this Agreement:

“administration notice” means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

“approved” means, for the purposes of Clause 12 and otherwise where the Lender’s approval is required under this Agreement, approved in writing by the Lender;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“company” includes any partnership, joint venture and unincorporated association;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

“months” shall be construed in accordance with Clause 1.3;

“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 12 or any other provision of this Agreement or another Finance Document;

“parent company” has the meaning given in Clause 1.4;

“party” means any party to this Agreement;

“person” includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association managed in London, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies;

“regulation” includes any regulation, rule, official directive, request or guideline whether or not having the force of law of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

“subsidiary” has the meaning given in Clause 1.4;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by the full clauses.

1.3	Meaning of “month”. A period of one or more “months” ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started (“the numerically corresponding day”), but:

(a)	on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)	on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day;

and “month” and “monthly” shall be construed accordingly.

1.4	Meaning of “subsidiary”. A company (S) is a subsidiary of another company (P) if:

(a)	a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation. In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings. In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility. Subject to the other provisions of this Agreement, the Lender shall make a loan facility not exceeding $67,500,000 in aggregate available to the Borrowers in 4 Tranches and each Tranche shall be used to finance one Ship as follows:

(a)	in relation to each Chengxi Ship, the Chengxi Tranche for that Chengxi Ship shall be the lesser of:

(i)	$16,350,000;

(ii)	60 per cent. of the Contract Price of the Chengxi Ship which is to be financed by such Chengxi Tranche; and

(iii)	the amount which, when advanced by the Lender to the Borrowers under this Agreement shall result in a Loan not exceeding 60 per cent. of the aggregate Fair Market Value of all the Ships which, immediately following the drawdown of such Chengxi Tranche, are the subject of a Mortgage; and

(b)	in relation to each Jiangsu Ship, the Jiangsu Tranche for that Jiangsu Ship shall be the lesser of:

(i)	$17,400,000;

(ii)	60 per cent. of the Contract Price of the Jiangsu Ship which is to be financed by such Jiangsu Tranche; and

(iii)	the amount which, when advanced by the Lender to the Borrowers under this Agreement shall result in a Loan not exceeding 60 per cent. of the aggregate Fair Market Value of all the Ships which, immediately following the drawdown of such Jiangsu Tranche, are the subject of a Mortgage.

2.2	Purpose of Tranches. The Borrowers undertake with the Lender to use each Tranche only for the purpose stated in the preamble to this Agreement.

3	DRAWDOWN

3.1	Request for advance of a Tranche. Subject to the following conditions, the Borrowers may request the relevant Tranche to be advanced by ensuring that the Lender receives a completed Drawdown Notice not later than 11.00 a.m. (London time) 3 Business Days prior to the intended Drawdown Date.

3.2	Availability. The conditions referred to in Clause 3.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period applicable to such Tranche;

(b)	the amount of each Tranche shall not exceed the amount referred to in Clause 2.1; and

(c)	the aggregate amount of all the Tranches shall not exceed the Commitment.

3.3	Drawdown Notice irrevocable. A Drawdown Notice must be signed by a director or officer of a Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Lender.

3.4	Disbursement of Tranche. Subject to the provisions of this Agreement, the Lender shall on each Drawdown Date advance the relevant Tranche to the Borrowers; and payment to the Borrowers shall be made to the account which the Borrowers specify in the relevant Drawdown Notice and such account may be the account of the relevant Builder.

3.5	Disbursement of Tranche to third party. The payment by the Lender under Clause 3.4 shall constitute the making of the Tranche and the Borrowers shall at that time become indebted, as principal and direct obligors, to the Lender in an amount equal to that Tranche.

4	INTEREST

4.1	Payment of normal interest. Subject to the provisions of this Agreement, interest on each Tranche in respect of each Interest Period shall be paid by the Borrowers on the last day of that Interest Period.

4.2	Normal rate of interest. Subject to the provisions of this Agreement, the rate of interest on each Tranche in respect of an Interest Period shall be the aggregate of (i) the Margin, (ii) the Mandatory Costs (if any) and (iii) LIBOR for that Interest Period.

4.3	Payment of accrued interest. In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

4.4	Notification of market disruption. The Lender shall promptly notify the Borrowers if for any reason the Lender is unable to obtain Dollars at LIBOR in the London Interbank Market in order to fund the Loan (or any part of it) during any Interest Period, or the cost to the Lender of obtaining matching deposits in the London Interbank Market for that Interest Period could be in excess of LIBOR in each case stating the circumstances which have caused such notice to be given.

4.5	Suspension of drawdown. If the Lender’s notice under Clause 4.4 is served before a Tranche is advanced, the Lender’s obligation to advance the Tranche shall be suspended while the circumstances referred to in the Lender’s notice continue.

4.6	Negotiation of alternative rate of interest. If the Lender’s notice under Clause 4.4 is served after a Tranche is advanced, the Borrowers and the Lender shall use reasonable endeavours to agree, within the 30 days after the date on which the Lender serves its notice under Clause 4.4 (the “Negotiation Period”), an alternative interest rate or (as the case may be) an alternative basis for the Lender to fund or continue to fund the Loan (or any part of it) during the Interest Period concerned.

4.7	Application of agreed alternative rate of interest. Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

4.8	Alternative rate of interest in absence of agreement. If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant circumstances are continuing at the end of the Negotiation Period, then the Lender shall set an interest period and interest rate representing the cost of funding of the Lender in Dollars or in any available currency of the Loan (or any part of it) plus the Margin and the Mandatory Costs (if any); and the procedure provided for by this Clause 4.8 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Lender.

4.9	Notice of prepayment. If the Borrowers do not agree with an interest rate set by the Lender under Clause 4.8, the Borrowers may give the Lender not less than 15 Business Days’ notice of their intention to prepay at the end of the interest period set by the Lender.

4.10	Prepayment. A notice under Clause 4.9 shall be irrevocable; and on the last Business Day of the interest period set by the Lender, the Borrowers shall prepay (without premium or penalty) the Loan (or the relevant part), together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Costs (if any).

4.11	Application of prepayment. The provisions of Clause 7 shall apply in relation to the prepayment.

5	INTEREST PERIODS

5.1	Commencement of Interest Periods. The first Interest Period applicable to a Tranche shall commence on the Drawdown Date thereof and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period in respect thereof.

5.2	Duration of normal Interest Periods. Subject to Clauses 5.3 and 5.4, each Interest Period shall be:

(a)	3, 6 or 12 months as notified by the Borrowers to the Lender not later than 11.00 a.m. (London time) 3 Business Days before the commencement of the Interest Period; or

(b)	3 months, if the Borrowers fail to notify the Lender by the time specified in paragraph (a); or

(c)	such other period as the Lender may agree with the Borrowers.

5.3	Duration of Interest Periods for repayment instalments. In respect of an amount due to be repaid under Clause 7 on a particular Repayment Date, an Interest Period shall end on that Repayment Date.

5.4	Non-availability of matching deposits for Interest Period selected. If, after the Borrowers have selected and the Lender has agreed an Interest Period longer than 3 months, the Lender notifies the Borrowers by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6	DEFAULT INTEREST

6.1	Payment of default interest on overdue amounts. The Borrowers shall pay interest in accordance with the following provisions of this Clause 6 on any amount payable by the Borrowers under any Finance Document which the Lender does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 18.4, the date on which it became immediately due and payable.

6.2	Default rate of interest. Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Lender to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 6.3(a) and 6.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 6.3(b).

6.3	Calculation of default rate of interest. The rates referred to in Clause 6.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the Margin plus the Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Lender may select from time to time:

(i)	LIBOR; or

(ii)	if the Lender determines that Dollar deposits for any such period are not being made available to it by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Lender by reference to the cost of funds to it from such other sources as the Lender may from time to time determine.

6.4	Notification of interest periods and default rates. The Lender shall promptly notify the Borrowers of each interest rate determined by it under Clause 6.3 and of each period selected by it for the purposes of paragraph (b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Lender’s notification.

6.5	Payment of accrued default interest. Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined.

6.6	Compounding of default interest. Any such interest which is not paid at the end of the period by reference to which it was determined shall thereupon be compounded.

7	REPAYMENT AND PREPAYMENT

7.1	Amount of repayment instalments. The Borrowers shall repay:

(a)	each Chengxi Tranche by 28 equal consecutive quarterly instalments of $292,000 each together with a balloon instalment of $8,174,000 payable simultaneously with the 28th and last such quarterly instalment; and

(b)	each Jiangsu Tranche by 28 equal consecutive quarterly instalments of $311,000 each together with a balloon instalment of $8,692,000 payable simultaneously with the 28th and last such quarterly instalment.

If less than the maximum amount of any Tranche is advanced, each repayment instalment for that Tranche, including the balloon instalment, shall be reduced pro rata by an amount in aggregate equal to the undrawn amount.

7.2	Repayment Dates. The first instalment of each Tranche shall be repaid on the date falling 3 months after the Drawdown Date in respect of that Tranche and the last instalment together with the balloon instalment in relation to that Tranche on the Maturity Date relating to such Tranche.

7.3	Final Repayment Date. On the final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

7.4	Voluntary prepayment. Subject to the conditions set forth in Clause 7.5, the Borrowers may prepay the whole or any part of each Tranche on any interest payment date without premium or penalty.

7.5	Conditions for voluntary prepayment. The conditions referred to in Clause 7.4 are that:

(a)	a partial prepayment shall be $500,000 or a higher integral multiple of $500,000;

(b)	the Lender has received from the Borrowers at least 15 days’ prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)	the Borrowers have provided evidence satisfactory to the Lender that any consent required by any Borrower or any Security Party in connection with the prepayment has been obtained and remains in force, and that any regulation relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

7.6	Effect of notice of prepayment. A prepayment notice may not be withdrawn or amended without the consent of the Lender and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

7.7	Mandatory prepayment. Without prejudice to the provisions of Clause 14, the Borrowers shall be obliged to prepay the outstanding amount of a Tranche if the Ship financed by such Tranche is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of the Ship to the relevant buyer; or

(b)	in the case of a Total Loss, on the earlier of the date falling 180 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss.

7.8	Amounts payable on prepayment. A prepayment shall be made together with accrued interest (and any other amount payable under Clause 20 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 20.1(b) but without premium or penalty.

7.9	Application of partial prepayment. Each voluntary partial prepayment shall be applied pro rata against the repayment instalments for the relevant Tranche specified in Clause 7.1, including the balloon instalment.

7.10	No reborrowing. No amount prepaid may be reborrowed.

8	CONDITIONS PRECEDENT

8.1	Documents, fees and no default. The Lender’s obligation to advance a Tranche is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Lender receives the documents described in Part A of Schedule 2 in form and substance satisfactory to it and its lawyers;

(b)	that, on each Drawdown Date but prior to the making of each Tranche, the Lender receives the relevant documents described in Part B of Schedule 2 in form and substance satisfactory to it and its lawyers;

(c)	that, on before the service of each Drawdown Notice, the Lender receives all accrued commitment fee payable pursuant to Clause 19.1 and has received payment of any expenses referred to in Clause 19.2; and

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default has occurred or would result from the borrowing of the relevant Tranche;

(ii)	no event or circumstance which, with the giving of any notice and/or the lapse of time, would constitute an Event of Default, has occurred or would result from the borrowing of the relevant Tranche;

(iii)	the representations and warranties in Clause 9 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iv)	none of the circumstances contemplated by Clause 4.4 has occurred and is continuing;

(e)	that, if the ratio set out in Clause 14.1 were applied immediately following the making of the relevant Tranche, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)	that the Lender has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Lender may request by notice to the Borrowers prior to the Drawdown Date.

8.2	Waivers of conditions precedent. If the Lender, at its discretion, permits a Tranche to be borrowed before certain of the conditions referred to in Clause 8.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 days after the Drawdown Date relating to that Tranche (or such other period as the Lender may specify).

9	REPRESENTATIONS AND WARRANTIES

9.1	General. Each Borrower represents and warrants to the Lender as follows.

9.2	Status. Each Borrower:

(a)	is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands; and

(b)	is not a FATCA FFI or a US Tax Obligor.

9.3	Share capital and ownership. Each Borrower has an authorised share capital of $15, divided into 1,500 registered shares of $0.01 each, all of which shares have been issued fully paid and the legal title and beneficial ownership of all those shares is held, free of any Security Interest or other claim, by the Guarantor.

9.4	Corporate power. Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute the Shipbuilding Contract or MOA (as the case may be) to which it is a party, to purchase and pay for the Ship under such Shipbuilding Contract or MOA (as the case may be) and register that Ship in its name under an Approved Flag;

(b)	to execute the Finance Documents to which it is a party; and

(c)	to borrow under this Agreement and to make all the payments contemplated by, and to comply with, those Finance Documents.

9.5	Consents in force. All the consents referred to in Clause 9.4 remain in force and nothing has occurred which makes any of them liable to revocation.

9.6	Legal validity; effective Security Interests. The Finance Documents to which each Borrower is a party, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower’s legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors’ rights generally.

9.7	No third party Security Interests. Without limiting the generality of Clause 9.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)	no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.8	No conflicts. The execution by each Borrower of each Finance Document to which it is a party, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

9.9	No withholding taxes. All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

9.10	No default. No Event of Default has occurred.

9.11	Information. All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to the Lender in connection with any Finance Document satisfied the requirements of Clause 10.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 10.7; and there has been no material adverse change in the financial position or state of affairs of each Borrower from that disclosed in the latest of those accounts.

9.12	No litigation. No legal or administrative action involving each Borrower (including action relating to any alleged or actual breach of the ISM Code or the ISPS Code) has been commenced or taken or, to each Borrower’s knowledge, is likely to be commenced or taken which, in either case, would be likely to have a material adverse effect on any Borrower’s financial position or which would prevent it from meeting its obligations under this Agreement or any of the other Finance Documents.

9.13	Compliance with certain undertakings. At the date of this Agreement, each Borrower is in compliance with Clauses 10.2, 10.4, 10.8 and 10.11.

9.14	Shipbuilding Contracts and MOAs

(a)	To the best of the Borrowers’ knowledge and belief, the copies of each of the Shipbuilding Contracts delivered to the Lender before the date of this Agreement are true and complete copies and no amendments or additions to any of the Shipbuilding Contracts have been agreed which would result in a change of specification, classification, the characteristics, type, contract price or expected delivery date of the relevant Ship which could reasonably be considered material in the context of this Agreement;

(b)	the copies of each MOA delivered to the Lender before the date of this Agreement are true and complete copies and no amendments or additions to either MOA have been agreed which would result in a change of specification, classification, the characteristics, type, purchase price or expected delivery date of the relevant Ship which could reasonably be considered material in the context of this Agreement;

(c)	to the best of the Borrowers’ knowledge, no party to any Shipbuilding Contract has waived any of its rights under any Shipbuilding Contract; and

(d)	no Borrower has waived any of its rights under the MOA to which it is a party.

9.15	No rebates etc. Save for a purchase fee which has been agreed in the Services Administrative Agreement filed with the United States Securities and Exchange Commission as disclosed to the Lender prior to the date of this Agreement, there is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, either Builder or a third party in connection with the purchase by any Borrower of the Ship to be owned by it other than as disclosed to the Lender in writing on or prior to the date of this Agreement.

9.16	Taxes paid. Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

9.17	ISM Code, ISPS Code and Environmental Laws compliance. All requirements of the ISM Code, ISPS Code and Environmental Laws as they relate to the Borrowers, the Approved Manager and each Ship have been complied with.

9.18	No money laundering. Without prejudice to the generality of Clause 2.2, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their respective obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat “money laundering” (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and/or Art. 305 bis of the Swiss Penal Code.

9.19	No immunity. No Borrower is and no assets of any Borrower are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceedings (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10	GENERAL UNDERTAKINGS

10.1	General. Each Borrower undertakes with the Lender to comply with the following provisions of this Clause 10 at all times during the Security Period, except as the Lender may otherwise permit.

10.2	Title; negative pledge. Each Borrower will:

(a)	keep its rights under the Shipbuilding Contract to which it is a party and with effect from the delivery of its Ship under the Shipbuilding Contract to which it is a party, hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings to which it is a party, free from all Security Interests and other interests and rights of every kind, except for those created by the Finance Documents and the effect of assignments contained in the Finance Documents and except for Permitted Security Interests;

(b)	not create or permit to arise any Security Interest over any other asset, present or future; and

(c)	procure that its liabilities under the Finance Documents to which it is a party do and will rank at least pari passu with all other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.3	No disposal of assets. No Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation except for demurrage claims and otherwise in the ordinary course of conducting its business as a ship owner.

10.4	No other liabilities or obligations to be incurred. No Borrower will incur any liability or obligation except liabilities and obligations under the Shipbuilding Contract or the MOA (as the case may be) to which it is a party, the Finance Documents to which it is a party, or obligations reasonably incurred in the ordinary course of operating and chartering, repair and maintenance of the Ship owned by it.

10.5	Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

10.6	Provision of financial statements. Each Borrower will send, or procure there is sent, to the Lender:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of the Guarantor, the audited consolidated accounts of the Guarantor and its subsidiaries;

(b)	as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of the Guarantor, the unaudited consolidated accounts of the Guarantor and its subsidiaries certified as to their correctness by an officer of the Guarantor;

(c)	a duly completed Compliance Certificate signed by the chief financial officer of the Guarantor together with the quarterly unaudited consolidated accounts that the Borrowers procure are delivered pursuant to paragraph (b) above each certified by the Guarantor’s chief financial officer; and

(d)	such other financial information in relation to the Guarantor and any Borrower as the Lender may reasonably request.

10.7	Form of financial statements. All (audited and unaudited) accounts delivered under Clause 10.6 will:

(a)	(in the case of audited accounts) be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)	(in the case of unaudited accounts) be prepared in the same form as disclosed to the Lender prior to the date of this Agreement;

(c)	give a true and fair view of the financial condition of the relevant party at the date of those accounts and of its profit for the period to which those accounts relate; and

(d)	fully disclose or provide for all significant liabilities of the relevant party.

10.8	Consents. Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Lender of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party or the Shipbuilding Contract to which it is a party;

(b)	for the validity or enforceability of any Finance Document to which it is a party or the Shipbuilding Contract to which it is a party; and

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such consents.

10.9	Maintenance of Security Interests. Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)	without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

10.10	Notification of litigation. Each Borrower will provide the Lender with details of any legal or administrative action involving that Borrower, any Security Party or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of any Finance Document.

10.11	Principal place of business. Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated at the commencement of this Agreement; and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in any country other than the Republic of the Marshall Islands.

10.12	No amendment to Shipbuilding Contracts and MOAs. No Borrower will agree, if and to the extent it acquires any rights under any Shipbuilding Contract or MOA (as the case may be), to any amendment or supplement to, or waive or fail to enforce, the Shipbuilding Contract or MOA (as the case may be) to which it is or is to become a party or any of its provisions in any manner which would result in a change of specification, classification, the characteristics, type, contract price or scheduled delivery date for the Ship to be owned by such Borrower which could reasonably be considered material in the context of this Agreement.

10.13	Confirmation of no default. Each Borrower will, within 2 Business Days after service by the Lender of a written request, serve on the Lender a notice which is signed by the sole director of that Borrower and which:

(a)	states that no Event of Default has occurred; or

(b)	states that no Event of Default has occurred, except for a specified event or matter, of which all material details are given.

10.14	Notification of default. Each Borrower will notify the Lender as soon as that Borrower becomes aware of the occurrence of an Event of Default and will keep the Lender fully up-to-date with all developments.

10.15	Provision of further information. Each Borrower will, as soon as practicable after receiving the request, provide the Lender with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned by it, the Earnings or the Insurances;

(b)	to the financial condition, commitments and operations and any Financial Indebtedness of the Guarantor and any Borrower; or

(c)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Lender at any time acting reasonably.

10.16	Financial Indebtedness. No Borrower shall incur or permit to be outstanding any Financial Indebtedness except (i) Financial Indebtedness incurred under the Finance Documents and/or (ii) permitted Financial Indebtedness in an aggregate amount not exceeding five hundred thousand Dollars ($500,000) to parties other than the Lender arising in the ordinary course of each Borrower’s business of owning, operating, chartering, repairing and maintaining its Ship.

10.17	Sanctions. Each Borrower understands that the Lender, be it due to applicable laws or due to internal rules and regulations, is prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons.

Each Borrower confirms and undertakes that it shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from the Lender to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from the Lender with any Restricted Persons.

In this Clause 10.17:

“Restricted Countries” mean Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Lender to the Borrowers based on respective sanctions being imposed by the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) or any of the regulative bodies referred to in the definition of Restricted Persons.

“Restricted Persons” means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland (“SECO”), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore (“MAS”) and the Hong Kong Monetary Authority (“HKMA”) and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

10.18	“Know your customer” checks. If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by the Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Borrower shall promptly upon the request of the Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Lender (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Lender or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

10.19	Taxes. Each Borrower shall prepare and timely file all tax returns required to the filed by it and pay and discharge all taxes imposed upon it or its assets before the same shall become a default.

10.20	Application of FACTA. No Borrower shall become, and each Borrower shall ensure that no Security Party becomes, a FACTA FFI or US Tax Obligor.

11	CORPORATE UNDERTAKINGS

11.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Lender may otherwise permit.

11.2	Maintenance of status. Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of the Republic of the Marshall Islands.

11.3	Negative undertakings. No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower’s share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected;

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms’ length; or

(c)	open or maintain any account with any bank or financial institution except accounts with the Lender for the purposes of the Finance Documents and an account with ABN Amro Bank N.V., Rotterdam.

(d)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital; or

(e)	acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative; or

(f)	enter into any form of amalgamation, merger, sub-division or de-merger or any form of reconstruction or reorganisation; or

(g)	be the creditor in respect of any loan or any form of credit to any person; or

(h)	give or allow to be outstanding any guarantee or indemnity to or for the benefit of any person in respect of any obligation of any other person or enter into any document under which that Borrower assumes any liability of any other person other than any guarantee or indemnity given under the Finance Documents.

11.4	Dividends. No Borrower shall pay any dividend or make any other form of distribution or effect any form of redemption, purchase or return of share capital if an Event of Default has occurred or an Event of Default will result from the payment of a dividend or the making of any other form of distribution.

12	INSURANCE

12.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 12 in respect of each Ship at all times during the Security Period after that Ship has been delivered to it under the relevant Shipbuilding Contract except as the Lender may otherwise permit.

12.2	Maintenance of obligatory insurances. Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks (including terrorism cover and war risks protection and indemnity cover including crew);

(c)	protection and indemnity risks with a protection and indemnity club being a member of the International Group of Protection and Indemnity Associations; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Lender be reasonable for that Borrower to insure and which are specified by the Lender by notice to that Borrower.

12.3	Terms of obligatory insurances. Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) an amount in respect of the Ship owned by it which, when aggregated with the insured amount of the other Ships which are the subject of a Mortgage is equal to 120 per cent. of the Loan and (ii) the Fair Market Value of that Ship;

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

12.4	Further protections for the Lender. In addition to the terms set out in Clause 12.3, each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)	in the case of any obligatory insurances against any risks other than protection and indemnity risks, and whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender, but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Lender; and

(f)	provide that the Lender may make proof of loss if that Borrower fails to do so.

12.5	Renewal of obligatory insurances. Each Borrower shall:

(a)	at least 14 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)	at least 7 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

12.6	Copies of policies; letters of undertaking. Each Borrower shall ensure that all approved brokers provide the Lender with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 12.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

12.7	Copies of certificates of entry. Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender; and

(c)	if the Lender requests, a copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

12.8	Deposit of original policies. Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

12.9	Payment of premiums. Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Lender.

12.10	Guarantees. Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

12.11	Compliance with terms of insurances. No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 12.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it unless approved by both the underwriters of the obligatory insurances and the Lenders in advance of any such proposed change;

(c)	each Borrower shall make (and promptly supply copies to the Lender of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

12.12	Alteration to terms of insurances. No Borrower shall either make or agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

12.13	Settlement of claims. No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

12.14	Provision of copies of communications. Each Borrower shall provide the Lender upon request, at the time of each such communication, copies of all written communications between that Borrower and:

(a)	the approved brokers; and

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

12.15	Provision of information. In addition, each Borrower shall promptly provide the Lender (or any persons which it may designate) with any information which the Lender (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 12.16 below or dealing with or considering any matters relating to any such insurances;

and the Borrowers shall, forthwith upon demand, indemnify the Lender in respect of all fees and other expenses incurred by or for the account of the Lender in connection with any such report as is referred to in paragraph (a).

12.16	Mortgagee’s interest, additional perils. The Lender shall be entitled from time to time to effect, maintain and renew a mortgagee’s interest additional perils insurance in respect of any Ship and a mortgagee’s interest marine insurance for an aggregate amount of not less than 120 per cent. of the Loan, on such terms, through such insurers and generally in such manner as the Lender may from time to time consider appropriate and the Borrowers shall upon demand fully indemnify the Lender in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance. If the Lender effects such insurances, it shall, if requested, provide the Borrowers with invoices.

12.17	Review of insurance requirements. The Lender shall be entitled to review the requirements of this Clause 12 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the opinion of the Lender, significant and capable of affecting any Borrower or any Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which any Borrower may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

12.18	Modification of insurance requirements. The Lender shall notify the Borrowers of any modification proposed by the insurance consultants under Clause 12.17 to the requirements of this Clause 12 which the Lender reasonably considers appropriate in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 12 and shall bind the Borrowers accordingly. The Borrowers shall be allowed 5 Business Days to implement any modifications to any Ship’s insurance policies required under this Clause 12.

13	SHIP COVENANTS

13.1	General. Each Borrower also undertakes with the Lender to comply with the following provisions of this Clause 13 in respect of each Ship at all times during the Security Period after that Ship has been delivered to it under the relevant Shipbuilding Contract except as the Lender may otherwise permit.

13.2	Ship’s name and registration. Each Borrower shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it without the Lender’s prior written consent.

13.3	Repair and classification. Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class for that Ship with an Approved Classification Society, free of overdue recommendations and conditions affecting that Ship’s class; and

(c)	so as to comply with all laws and regulations applicable to vessels registered under the law of the Approved Flag on which that Ship is registered or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

13.4	Class records. Each Borrower shall use best endeavours to procure upon Lender’s request that the Approved Classification Society referred to in Clause 13.3(b) shall:

(a)	send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records held by the Approved Classification Society in relation to the Ship owned by it;

(b)	allow the Lender (or its agents), at any time and from time to time, on reasonable notice, to inspect the original class and related records of that Borrower and the Ship owned by it at the offices of the Approved Classification Society and to take copies of them;

(c)	notify the Lender immediately in writing if:

(i)	the Approved Classification Society of a Ship is to be changed; or

(ii)	the Approved Classification Society becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of any Ship’s class under the rules or terms and conditions of that Borrower’s or any Ship’s membership of the Approved Classification Society;

(d)	following receipt of a written request from the Lender:

(i)	confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the Approved Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Approved Classification Society; or

(ii)	if that Borrower is in default of any of its contractual obligations or liabilities to the Approved Classification Society, specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the Approved Classification Society.

Provided however that all the Lender’s requests from and/or notices to the relevant Approved Classification Society referred to in this Clause 13.4 shall always be sent with a copy to the relevant Borrower.

13.5	Modification. No Borrower shall make any modification or repairs to, or replacement of, the Ship owned by it or equipment installed on that Ship which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value unless such alternation or removal pursuant to Clause 13.6 below is required by statute or by that Ship’s Approved Classification Society.

13.6

Removal of parts. No Borrower shall remove any material part of the Ship owned by it, or any item of equipment installed on that Ship, unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on that Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

13.7	Surveys. Each Borrower, at its sole expense, shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

13.8	Inspection. Each Borrower shall permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times and on reasonable notice but so as not to interfere with the operation of such Ship and at the Borrowers’ expense to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections Provided that unless an Event of Default has occurred and is continuing, the Borrowers shall not have to pay for more than 1 inspection per Ship in each calendar year commencing January 2017.

13.9	Prevention of and release from arrest. Each Borrower shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

13.10	Compliance with laws etc. Each Borrower shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by that Ship’s war risks insurers unless the prior written consent of the Lender has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

13.11	Provision of information. Each Borrower shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager’s compliance or the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower’s or the Approved Manager’s Document of Compliance.

13.12	Notification of certain events. Each Borrower shall immediately notify the Lender by fax or electronic mail, confirmed forthwith, by letter of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not complied with within the timeframe specified by such insurer or classification society;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident in connection with that Ship;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or ISPS Code not being complied with,

and that Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Borrower’s, the Approved Manager’s or any other person’s response to any of those events or matters.

13.13	Restrictions on chartering, appointment of managers etc. No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	without the Lender’s prior approval, enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months;

(c)	enter into any charter in relation to that Ship under which more than 2 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager’s appointment;

(f)	appoint a classification society for that Ship other than an Approved Classification Society;

(g)	de-activate or lay up that Ship; or

(h)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $500,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or any other reason.

13.14	Notice of Mortgage. Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Lender.

13.15	Sharing of Earnings. No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings of the Ship owned by it provided always that any Ship may be entered into any Approved Pooling Arrangement which is operated in full compliance with the provisions of Clause 10.17 in respect of Sanctions.

13.16	ISPS Code. Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by it and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for the Ship owned by it an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

13.17	Copies of Charters; Charterparty Assignment. Provided that all approvals necessary under Clause 13.13(b) have been previously obtained, each Borrower shall:

(a)	furnish promptly to the Lender a true and complete copy of any Charter for the Ship owned by it, all other documents related thereto and a true and complete copy of each material amendment or other modification thereof; and

(b)	in respect of any such Charter, execute and deliver to the Lender a Charterparty Assignment and use reasonable commercial efforts to cause the charterer to execute and deliver to the Lender a consent and acknowledgement to such Charterparty Assignment in the form required thereby.

13.18	Change of Approved Manager. If, in accordance with the terms of this Agreement, there is any change of Approved Manager, the Borrowers shall:

(a)	promptly provide the Lender with a copy of the management agreement pursuant to which such new Approved Manager is to be appointed; and

(b)	procure the new Approved Manager shall provide to the Lender, on or prior to the commencement of its appointment, a Manager’s Undertaking.

14	SECURITY COVER

14.1	Minimum required security cover. Clause 14.2 applies if the Lender notifies the Borrowers that:

(a)	the aggregate of the Fair Market Value of each Ship subject to a Mortgage; plus

(b)	the net realisable value of any additional security previously provided under this Clause 14,

is below 130 per cent. of the Loan.

14.2	Provision of additional security; prepayment. If the Lender serves a notice on the Borrowers under Clause 14.1, the Borrowers shall, within 1 month after the date on which the Lender’s notice is served, either:

(a)	provide, or ensure that a third party provides, additional security which, in the opinion of the Lender, has a net realisable value at least equal to the shortfall and is documented in such terms as the Lender may approve or require; or

(b)	prepay such part (at least) of the Loan as will eliminate the shortfall.

14.3	Valuation of Ships. The market value of a Ship at any date is shown by taking the average of two written valuations each prepared for and addressed to the Lender:

(a)	as at a date not more than 14 days previously other than the valuation of such Ship to be prepared in accordance with paragraph 4 of Part B of Schedule 2, prior to drawdown of the Tranche applicable to such Ship, which should be prepared not earlier than 30 days but not later than 10 days prior to the anticipated date of such drawdown;

(b)	by independent sale and purchase shipbrokers which the Lender has approved and appointed with the Borrowers’ consent (not to be unreasonably withheld) for the purpose;

(c)	with or without physical inspection of the Ship (as the Lender may require) without interfering with the trading of the Ship;

(d)	on the basis of a sale for prompt delivery for cash on normal arm’s length commercial terms as between a willing seller and a willing buyer, without any existing charter or other contract of employment; and

(e)	after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale.

14.4	Value of additional vessel security. The net realisable value of any additional security which is provided under Clause 14.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 14.3.

14.5	Valuations binding. Any valuation under Clause 14.3 or 14.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Lender makes of any additional security which does not consist of or include a Security Interest over a vessel.

14.6	Provision of information. The Borrowers shall promptly provide the Lender and any shipbroker or expert acting under Clause 14.3 or 14.4 with any information which the Lender or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Lender (or the expert appointed by it) considers prudent.

14.7	Payment of valuation expenses. Without prejudice to the generality of the Borrowers’ obligations under Clauses 19.2, 19.3 and 20.3, the Borrowers shall, on demand, pay the Lender the amount of the fees and expenses of any shipbroker or expert instructed by the Lender under this Clause 14 and all legal and other expenses incurred by the Lender in connection with any matter arising out of this Clause 14 Provided that unless an Event of Default has occurred or any valuation obtained would entitle the Lender to serve a notice pursuant to Clause 14.1, the Borrowers shall not be required to pay for more than 1 set of valuations of each Ship in each calendar year commencing January 2017.

14.8	Application of prepayment. Clause 7 shall apply in relation to any prepayment pursuant to Clause 14.2(b).

14.9	Release of additional security. It is agreed that where the Borrower or a third party has provided additional security pursuant to Clause 14.2, the Borrowers are entitled to request the release of such additional security at any time following a testing of compliance by the Borrowers of the minimum required security cover under Clause 14.1 where the Borrowers are shown to be in compliance with such minimum required security cover without including the additional security within such calculation. Where the Borrowers are in compliance with the minimum required security cover under clause 14.1, such additional security shall be released at the Borrowers’ cost.

15	PAYMENTS AND CALCULATIONS

15.1	Currency and method of payments. All payments to be made by each Borrower to the Lender under a Finance Document shall be made to the Lender:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)	in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Lender shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement); and

(c)	to the account of the Lender at Bank of New York Mellon, New York (Account No: 0073-9500000-98-780, IBAN-NR: CH92 0483 5950 0000 9878 0), or to such other account with such other bank as the Lender may from time to time notify to the Borrowers.

15.2	Payment on non-Business Day. If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

15.3	Basis for calculation of periodic payments. All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

15.4	Lender accounts. The Lender shall maintain an account showing the amounts advanced by the Lender and all other sums owing to the Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

15.5	Accounts prima facie evidence. If the account maintained under Clauses 15.4 shows an amount to be owing by a Borrower or a Security Party to the Lender, that account shall be prima facie evidence that that amount is owing to the Lender.

16	APPLICATION OF RECEIPTS

16.1	Normal order of application. Except as any Finance Document may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement in such order of application and/or in such proportions as the Lender may specify by notice to the Borrowers;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrowers and the Security Parties, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 16.1(a), 16.1(b), 16.1(c) and 16.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrowers or to any other person appearing to be entitled to it.

16.2	Variation of order of application. The Lender may provide for a different manner of application from that set out in Clause 16.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

16.3	Notice of variation of order of application. The Lender may, by notice to the Borrowers and the Security Parties, give notices under Clause 16.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

16.4	Appropriation rights overridden. This Clause 16 and any notice which the Lender gives under Clause 16.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

17	APPLICATION OF EARNINGS

17.1	Payment of Earnings. Each Borrower undertakes with the Lender to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment) all the Earnings of the Ship owned by it are paid to the Earnings Account for that Ship to be used to satisfy such Borrower’s obligations under the Finance Documents and to pay the expenses arising from the operation, repair and insurance of the Ship owned by it and that Borrower’s corporate administration.

17.2	Location of Earnings Accounts. Each Borrower shall promptly:

(a)	comply with any requirement of the Lender as to the location or re-location of the Earnings Accounts (or any of them);

(b)	execute any documents which the Lender specifies to create or maintain in favour of the Lender a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

17.3	Debits for expenses etc. The Lender shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable to it under Clause 19 or 20 or payment of which it has become entitled to demand under Clause 19 or 20.

17.4	Borrowers’ obligations unaffected. The provisions of this Clause 17 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

18	EVENTS OF DEFAULT

18.1	Events of Default. An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due any sum payable under a Finance Document or under any document relating to a Finance Document unless its failure to pay is caused by a Disruption Event and payment is made within 3 Business Days of its due date; or

(b)	any breach occurs of Clause 8.2, 9.19, 10.2, 10.3, 11.2, 11.3 or 14.2 or clause 12 of the Guarantee; or

(c)	any breach by any Borrower or any Security Party occurs of any provision of a Finance Document (other than a breach covered by paragraph (a) or (b)) which in the opinion of the Lender, is capable of remedy and such default continues unremedied 10 days after written notice from the Lender requesting action to remedy the same; or

(d)	(subject to any applicable grace period specified in any Finance Document) any breach by any of the Borrowers or any Security Party occurs of any provision of a Finance Document (other than a breach falling within paragraph (a), (b) or (c)); or

(e)	any representation, warranty or statement made or repeated by, or by an officer of, a Borrower or a Security Party in a Finance Document or in the Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated; or

(f)	any of the following occurs in relation to any Financial Indebtedness of a Relevant Person:

(i)	any Financial Indebtedness of any Borrower exceeding $500,000 is not paid when due;

(ii)	any Financial Indebtedness of the Guarantor exceeding in aggregate $10,000,000 is not paid when due; or

(iii)	any Financial Indebtedness of a Relevant Person becomes due and payable prior to its stated maturity date as a consequence of any event of default; or

(iv)	a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(v)	any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(vi)	any Security Interest securing any Financial Indebtedness of a Relevant Person becomes enforceable; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)	any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $500,000 in the case of any Borrower or $10,000,000 in the case of the Guarantor or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)	any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)	a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or the Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Lender and effected not later than 3 months after the commencement of the winding up; or

(viii)

an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)	a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)	any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (v) to (x) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)	in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Lender is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)	for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Lender considers material under a Finance Document; or

(ii)	for the Lender to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)	any consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Lender considers material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	without the prior consent of the Lender, a change has occurred or probably has occurred after the date of this Agreement in the direct or ultimate beneficial ownership of any of the shares in any Borrower or in the ultimate control of the voting rights attaching to any of those shares; or

(l)	the Guarantor ceases to be listed on the New York Stock Exchange and, as a result of such de-listing, the Lender considers, in its sole and absolute discretion, that such de-listing shall have a material adverse effect on the Guarantor’s or any Borrower’s ability to fulfil its respective obligations under the Finance Documents to which it is a party; or

(m)	any provision which the Lender considers material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(n)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(o)	in respect of any Approved Manager:

(i)	any of the Ships ceases to be employed by such Approved Manager on terms acceptable to the Lender; or

(ii)	any of the circumstances described in Clause 18.1(g) or (h) occurs (mutatis mutandis) in relation to that Approved Manager; or

(iii)	that Approved Manager breaches any provision of its Manager’s Undertaking which the Lender considers material, and the Borrowers fail within a period of 15 days of (A) becoming aware of the occurrence of such circumstance or breach or (B) the receipt of a written notification from the Lender requesting the Borrowers to remedy such circumstances or breach, either to remedy such circumstances or breach or to substitute the relevant Approved Manager with another Approved Manager which executes and delivers to the Lender a replacement Manager’s Undertaking; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a material change in the financial position or state of affairs of any Relevant Person; or

(ii)	any accident or other event involving any Ship or another vessel owned, chartered or operated by a Relevant Person;

in the light of which there is a significant risk that the Borrowers or the Guarantor are, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due.

18.2	Actions following an Event of Default. On, or at any time after, the occurrence of an Event of Default which is continuing the Lender may:

(a)	serve on the Borrowers a notice stating that all obligations of the Lender to the Borrowers under this Agreement are cancelled; and/or

(b)	serve on the Borrowers a notice stating that the Loan, all accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(c)	take any other action which, as a result of the Event of Default or any notice served under paragraph (a) or (b), the Lender is entitled to take under any Finance Document or any applicable law.

18.3	Termination of Commitment. On the service of a notice under Clause 18.2(a) the Commitment, and all other obligations of the Lender to the Borrowers under this Agreement, shall be cancelled.

18.4	Acceleration of Loan. On the service of a notice under Clause 18.2(b), the Loan, all accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

18.5	Multiple notices; action without notice. The Lender may serve notices Clauses 18.2(a) and 18.2(b) simultaneously or on different dates and it may take any action referred to in Clause 18.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

18.6	Exclusion of Lender liability. Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to a Borrower or a Security Party:

(a)	for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)	as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset;

except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused directly and mainly by the dishonesty or the wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

18.7	Relevant Persons. In this Clause 18, a “Relevant Person” means a Borrower and any Security Party.

18.8	Interpretation. In Clause 18.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 18.1(g) “petition” includes an application.

19	FEES AND EXPENSES

19.1	Arrangement and commitment fees. The Borrowers shall pay to the Lender:

(a)	an arrangement fee of $1,012,500 (representing 1.50 per cent. of the maximum amount of the Commitment) which the Lender acknowledges it has been paid on 25 February 2014; and

(b)	quarterly in arrears during the period commencing (and including) 25 February 2014 to the earlier of (i) the final Drawdown Date and (ii) the last day of the Availability Period and on the last day of that period a commitment fee at the rate of 1.25 per cent. per annum on the undrawn amount of the Commitment.

19.2	Costs of negotiation, preparation etc. The Borrowers shall pay to the Lender on its demand the amount of all expenses incurred by the Lender in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document including, without limitation, the cost of obtaining the insurance opinion referred to in paragraph (b) of Schedule 2 Part B.

19.3	Costs of variations, amendments, enforcement etc. The Borrowers shall pay to the Lender, on the Lender’s demand, the amount of all expenses incurred by the Lender in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lender concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 14 or any other matter relating to such security;

(d)	where the Lender, in its absolute discretion, considers that there has been a material change to the Insurances in respect of the Ship, the review of the Insurances pursuant to Clause 12.17; or

(e)	any step taken by the Lender with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (e) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

19.4	Documentary taxes. The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Lender’s demand, fully indemnify the Lender against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

19.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 19 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

20	INDEMNITIES

20.1	Indemnities regarding borrowing and repayment of Loan. The Borrowers shall fully indemnify made or brought against the Lender on its demand in respect of all claims, expenses, liabilities and losses which are incurred by the Lender, or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	a Tranche not being borrowed on the date specified in the Drawdown Notice in respect of such Tranche for any reason other than a default by the Lender;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)	any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 6);

(d)	the occurrence of an Event of Default and/or the acceleration of repayment of the Loan under Clause 18,

and in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

20.2	Breakage costs. Without limiting its generality, Clause 20.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by the Lender:

(a)	in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of the Loan and/or any overdue amount (or an aggregate amount which includes the Loan or any overdue amount); and

(b)	in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender) to hedge any exposure arising under this Agreement or a number of transactions of which this Agreement is one.

20.3	Miscellaneous indemnities. The Borrowers shall fully indemnify the Lender on its demand in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by the Lender, in any country, as a result of or in connection with:

(a)	any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Lender or by any receiver appointed under a Finance Document; and

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Lender.

Without prejudice to its generality, this Clause 20.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

20.4	Currency indemnity. If any sum due from any Borrower or any Security Party to the Lender under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the “Contractual Currency”) into another currency (the “Payment Currency”) for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Lender against the loss arising when the amount of the payment actually received by the Lender is converted at the available rate of exchange into the Contractual Currency.

In this Clause 20.4, the “available rate of exchange” means the rate at which the Lender is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 20.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

20.5	Certification of amounts. A notice which is signed by 2 officers of the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	NO SET-OFF OR TAX DEDUCTION

21.1	No deductions. All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

21.2	Grossing-up for taxes. If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Lender as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises; and

(c)	the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Lender receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

21.3	Evidence of payment of taxes. Within one month after making any tax deduction, the Borrower concerned shall deliver to the Lender documentary evidence satisfactory to the Lender that the tax had been paid to the appropriate taxation authority.

21.4	Exclusion of tax on overall net income. In this Clause 21 “tax deduction” means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

21.5	FATCA Information. Subject to paragraph 21.7 below, each Borrower and the Lender shall, within [ten] Business Days of a reasonable request by a party to this Agreement:

(a)	confirm to that party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)	supply to that party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that party’s compliance with FATCA.

21.6	Change in FATCA Exempt Party status. If a party confirms to another party pursuant to 21.5(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that party shall notify that other party reasonably promptly.

21.7	No breach by Lender. Paragraph 21.5 above shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

21.8	Failure to provide information. If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph 21.5 above (including, for the avoidance of doubt, where paragraph 21.7 above applies), then:

(a)	if that party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)	if that party failed to confirm its applicable “passthru payment percentage” then such party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the party in question provides the requested confirmation, forms, documentation or other information.

22	ILLEGALITY, ETC

22.1	Illegality. This Clause 22 applies if the Lender notifies the Borrowers that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

22.2	Notification and effect of illegality. On the Lender notifying the Borrowers under Clause 22.1, the Commitment shall terminate; and thereupon or, if later, on the date specified in the Lender’s notice under Clause 22.1 as the date on which the notified event would become effective the Borrowers shall prepay the Loan in full in accordance with Clause 7.

22.3	Mitigation. If circumstances arise which would result in a notification under Clause 22.1 then, without in any way limiting the rights of the Lender under Clause 22.2, the Lender shall use reasonable endeavours to transfer its obligations, liabilities and rights under this Agreement and the Finance Documents to another office or financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any regulation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

23	INCREASED COSTS

23.1	Increased costs. This Clause 23 applies if the Lender notifies the Borrowers that it considers that as a result of:

(a)	the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender’s overall net income); or

(b)	the effect of complying with any law or regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement; or

(c)	the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the “Basel II Accord”) or any other law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord as well as “the international framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010 (“Basel III Accord”) or any other law or regulation implementing the Basel III Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel III Accord and in both case as from time to time implemented by the Lender (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Lender or its holding company), the Lender (or a parent company of it) has incurred or will incur an “increased cost”.

23.2	Meaning of “increased cost”. In this Clause 23, “increased cost” means:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Lender having entered into, or being a party to, this Agreement or having taken an assignment of rights under this Agreement, of funding or maintaining the Commitment or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(b)	a reduction in the amount of any payment to the Lender under this Agreement or in the effective return which such a payment represents to the Lender or on its capital;

(c)	an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(d)	a liability to make a payment, or a return foregone, which is calculated by reference to any amounts received or receivable by the Lender under this Agreement,

but not an item attributable to a change in the rate of tax on the overall net income of the Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 20.1 or by Clause 21.

For the purposes of this Clause 23 the Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

23.3	Payment of increased costs. The Borrowers shall pay to the Lender, on its demand, the amounts which the Lender from time to time notifies the Borrowers that it has specified to be necessary to compensate it for the increased cost.

23.4	Notice of prepayment. If the Borrowers are not willing to continue to compensate the Lender for the increased cost under Clause 23.3, the Borrowers may give the Lender not less than 14 days’ notice of their intention to prepay the Loan at the end of an Interest Period.

23.5	Prepayment. A notice under Clause 23.4 shall be irrevocable; and on the date specified in the Borrowers’ notice of intended prepayment, the Commitment shall terminate and the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

23.6	Application of prepayment. Clause 7 shall apply in relation to the prepayment.

24	SET-OFF

24.1	Application of credit balances. The Lender may without prior notice after the occurrence of an Event of Default which is continuing:

(a)	apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower (or any other party to the extent such party has the same beneficial ownership) at any office or branch in any country of the Lender in or towards satisfaction of any sum then due from the Borrowers to the Lender and any other liability of the Borrowers (whether actual or contingent) under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars

(iii)	enter into any other transaction, execute such document or make any entry in the name of that Borrower and/or the Lender with regard to the credit balance which the Lender considers appropriate; and

(iv)	to combine and/or consolidate and/or liquidate all or any accounts (whether current, deposit, loan or of any other nature whatsoever, whether subject to notice or not and in whatever currency) of the Borrowers with any office or branch of the Lender.

24.2	Existing rights unaffected. The Lender shall not be obliged to exercise any of its rights under Clause 24.1; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document).

24.3	No Security Interest. This Clause 24 gives the Lender a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of the Borrowers.

25	TRANSFERS AND CHANGES IN LENDING OFFICE

25.1	Transfer by Borrowers. No Borrower may, without the consent of the Lender transfer any of its rights or obligations under any Finance Document.

25.2	Assignment by Lender

(a)	Prior to the occurrence of an Event of Default which is continuing, the Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of any Borrower and at the cost of the Lender provided that the Borrowers’ prior consent, not to be unreasonably withheld or delayed, shall be required in the event any such assignment is to an entity which is not a bank or financial institution regularly engaged in ship finance and such consent shall be deemed to be given if the Borrowers do not expressly refuse their consent within 10 Business Days of a request by the Lender. For the avoidance of doubt, if any such assignment is to an affiliate of the Lender as a result of a restructuring or it is required in order for the Lender to comply with any banking or other regulations, then no consent of the Borrower is required; and

(b)	following the occurrence of an Event of Default which is continuing, the Lender may assign all or any of the rights and interests which it has under or by virtue of the Finance Documents without the consent of any Borrower, and each Borrower shall cooperate with the Lender and provide any assistance which the Lender may require in order to effect such transfer.

25.3	Rights of assignee. In respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document, or any misrepresentation made in or in connection with a Finance Document, a direct or indirect assignee of any of the Lender’s rights or interests under or by virtue of the Finance Documents shall be entitled to recover damages by reference to the loss incurred by that assignee as a result of the breach or misrepresentation irrespective of whether the Lender would have incurred a loss of that kind or amount.

25.4	Sub-participation; subrogation assignment. The Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower; and the Lender may assign, in any manner and terms agreed by it, all or any part of those rights to an insurer or surety who has become subrogated to them.

25.5	Disclosure of information. The Lender may disclose to a potential transferee, assignee or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature, and provided that (other than following an Event of Default) the relevant transferee, assignee or sub-participant executes a confidentiality agreement in respect of such information.

25.6	Change of lending office. The Lender may change its lending office by giving notice to the Borrowers and the change shall become effective on the later of:

(a)	the date on which the Borrowers receive the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

25.7	Security over Lender’s rights. In addition to the other rights provided to the Lender under this Clause 25, the Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of the Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)	if the Lender is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by the Lender as security for those obligations or securities;

except that no such charge, assignment or Security Interest shall:

(i)	release the Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)	require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the Lender under the Finance Documents.

26	VARIATIONS AND WAIVERS

26.1	Variations, waivers etc. by Lender. A document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or the Lender’s rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax or electronic mail, by the Borrowers and the Lender and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

26.2	Exclusion of other or implied variations. Except for a document which satisfies the requirements of Clause 26.1, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Lender (or any person acting on its behalf) shall result in the Lender (or any person acting on its behalf) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

27	NOTICES

27.1	General. Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

27.2	Addresses for communications. A notice by letter or fax shall be sent:

(a)	to the Borrowers:	c/o Scorpio Bulkers Inc. Le Millenium 9 Boulevard Charles III 98000 Monaco

		Fax No:	+377 97 77 8346
		Attn:	Mr Luca Forgione – Legal Department
		Email:	legal@scorpiogroup.net

(b)	to the Lender:	Credit Suisse AG St Alban-Graben 1-3 PO Box CH-4002 Basel Switzerland

		Fax No:	+41 61 266 7939
		Attn:	Sandra Eichin

or to such other address as the relevant party may notify the other.

27.3	Effective date of notices. Subject to Clauses 27.4 and 27.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 3 hours after its transmission is completed.

27.4	Service outside business hours. However, if under Clause 27.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 27.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

27.5	Illegible notices. Clauses 27.3 and 27.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

27.6	English language. Any notice under or in connection with a Finance Document shall be in English.

27.7	Valid notices. A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

27.8	Electronic communication. The Lender and the Borrowers, agree that information may be sent via electronic mail to each other, and to (or from) third parties involved in the provision of services. In particular, the Borrowers are aware that:

(a)	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(b)	the information can be changed and manipulated by a third party;

(c)	the sender’s identity (sender of the e-mail) can be assumed or otherwise manipulated;

(d)	the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

(e)	the Lender assumes no liability for any loss incurred as a result of manipulation of the electronic mail address or content nor is it liable for any loss incurred by any Borrower and any other Security Party due to interruptions and delays in transmission caused by technical problems; and

(f)	the Lender is entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrowers shall further use its reasonable endeavours to ensure that all third parties referred to herein agree with the use of electronic mail and are aware of the above terms and conditions related to the use of electronic mail.

27.9	Meaning of “notice”. In this Clause 27 “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

28	JOINT AND SEVERAL LIABILITY

28.1	General. All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 28.2, joint.

28.2	No impairment of Borrower’s obligations. The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	the Lender entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	the Lender releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

28.3	Principal debtors. Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

28.4	Subordination. Subject to Clause 28.5, during the Security Period, no Borrower shall:

(a)	claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

28.5	Borrower’s required action. If during the Security Period, the Lender, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 28.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Lender’s notice.

29	SUPPLEMENTAL

29.1	Rights cumulative, non-exclusive. The rights and remedies which the Finance Documents give to the Lender are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

29.2	Severability of provisions. If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

29.3	Counterparts. A Finance Document may be executed in any number of counterparts.

29.4	Third party rights. A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

29.5	Disclosure. Notwithstanding anything to the contrary in this Agreement, the Borrowers authorise the Lender to disclose only on a need to know basis all information related or connected to:

(a)	each Ship or any other vessel owned or operated by a Security Party;

(b)	the negotiation, drafting and content of this Agreement and the Security;

(c)	the Loan; or

(d)	any Security Party

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party which that Lender may in its discretion deem necessary or desirable in any connection with this Agreement or any other Security Document, or the protection or enforcement of its rights thereunder.

30	LAW AND JURISDICTION

30.1	English law. This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

30.2	Exclusive English jurisdiction. Subject to Clause 30.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

30.3	Choice of forum for the exclusive benefit of the Lender. Clause 30.2 is for the exclusive benefit of the Lender, which reserves the rights:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England. No Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

30.4	Process agent. Each Borrower irrevocably appoints Scorpio UK Limited at their office for the time being, presently at 32 Dover Street, London W1S 4NE, England (for the attention of Mr Luca Forgione), to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

30.5	Lender’s rights unaffected. Nothing in this Clause 30 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

30.6	Meaning of “proceedings”. In this Clause 30, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

DRAWDOWN NOTICE

To:	Credit Suisse AG

St Alban-Graben 1-3

PO Box CH-4002

Basel

Switzerland

Attention: Loans Administration

[—] 2014

DRAWDOWN NOTICE

1	We refer to the loan agreement (the “Loan Agreement”) dated [—] 2014 and made between us, as Borrowers, and you, as Lender, in connection with a facility of up to US$67,500,000. Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow the Ship [—] Tranche in respect of m.v. “[—]” as follows:

(a)	Amount: US$[—];

(b)	Drawdown Date: [—];

(c)	Duration of the first Interest Period shall be [—] months; and

(d)	Payment instructions: account in our name and numbered [—] with [—] of [—].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 9 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the Ship [—] Tranche; and

(c)	no event or circumstance which, with the giving of any notice and/or the lapse of time, would constitute an Event of Default, has occurred or would result from the borrowing of the Ship [—] Tranche.

4	This notice cannot be revoked without the prior consent of the Lender.

[Name of Signatory]

for and on behalf of

SBI PHOEBE SHIPPING COMPANY LIMITED

SBI PERSEUS SHIPPING COMPANY LIMITED

SBI ELECTRA SHIPPING COMPANY LIMITED

and

SBI FLAMENCO SHIPPING COMPANY LIMITED

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART A

The following are the documents referred to in Clause 8.1.

1	A duly executed original of this Agreement and each Finance Document (and of each document required to be delivered by each Finance Document) other than those referred to in Part B;

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and the Guarantor.

3	Copies of resolutions of the shareholders and directors of each Borrower and copies of the resolutions of the directors of the Guarantor, in each case, authorising the execution of each of the Finance Documents to which each Borrower or the Guarantor (as the case may be) is a party and, in the case of each Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of each Borrower or the Guarantor.

5	Copies of all consents which any of the Borrowers or the Guarantor requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of each Earnings Account.

7	Confirmation of the ultimate beneficial ownership of the Borrowers in the form of a Swiss “Declaration A” document completed and signed by a person satisfactory to the Lender.

8	A copy of each Shipbuilding Contract evidencing the Contract Price of each Ship and of all documents signed or issued by the relevant Borrower, the relevant Existing Buyer, the Original Buyer or the relevant Builder under or in connection with it.

9	A copy of each MOA and of all documents signed or issued by the relevant Borrower and the relevant Existing Buyer under or in connection with it.

10	Documentary evidence that the agent for service of process named in Clause 30 has accepted its appointment.

11	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of, the Republic of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

12	A Compliance Certificate together with all accompanying Accounting Information referred to in such Compliance Certificate duly certified by the Chief Financial Officer of the Guarantor.

13	Such further documents as the Lender may require for its “know your customer” and other customer money laundering checks.

PART B

The following are the documents referred to in Clause 8.1(b).

In this Part B, the “relevant Ship” means the particular Ship to which the relevant Tranche relates and relevant “relevant Borrower” means the Borrower which is to take delivery of that Ship.

1	A duly executed original of the Mortgage, the General Assignment and the Charterparty Assignment (if applicable) (and of each document to be delivered by each of them) relating to the relevant Ship.

2	Documentary evidence that:

(a)	the relevant Ship has been unconditionally delivered by the relevant Builder to, and accepted by, the relevant Borrower or the relevant Existing Buyer (as the case may be) under the relevant Shipbuilding Contract or MOA (as the case may be), and the full purchase price payable under the relevant Shipbuilding Contract or MOA (as the case may be) (in addition to the part to be financed by the relevant Tranche) has been duly paid in full (together with a copy of each of the documents delivered by the relevant Builder to the relevant Borrower or the relevant Existing Buyer (as the case may be) under the relevant Shipbuilding Contract or MOA (as the case may be) including, but not limited to, the relevant Builder’s certificate, the bill of sale, the commercial invoice and the protocol of delivery and acceptance).

If the relevant Ship is delivered by the relevant Builder to the relevant Existing Buyer and title is immediately transferred to the relevant Borrower under the relevant MOA, evidence satisfactory to the Lender that the relevant Ship is transferred to the relevant Borrower free from encumbrances;

(b)	the relevant Ship is permanently registered in the name of the relevant Borrower under the applicable Approved Flag;

(c)	the relevant Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(d)	the relevant Ship maintains the highest available class with the Approved Classification Society free of all overdue recommendations and conditions of such Approved Classification Society;

(e)	the relevant Mortgage has been duly registered against the relevant Ship as a valid first priority or, as the case may be, preferred ship mortgage in accordance with the laws of the jurisdiction of its Approved Flag; and

(f)	the relevant Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the relevant Ship is managed by the Approved Manager on terms acceptable to the Lender, together with:

(a)	a Manager’s Undertaking executed by the Approved Manager in favour of the Lender; and

(b)	copies of the technical Approved Manager’s Document of Compliance and the relevant Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires) and ISSC.

4	Two valuations of each Ship which is the subject of a Mortgage together with the relevant Ship, addressed to the Lender and in conformity with Clause 14.3, stated to be for the purposes of this Agreement.

5	If required by the Lender, a physical inspection of the relevant Ship dated not earlier than 14 days before the Drawdown Date of the relevant Tranche carried out by surveyors or other persons appointed by the Lender for that purpose at the cost of the Borrower and showing a condition of the relevant Ship in every way satisfactory to the Lender.

6	Favourable legal opinions from lawyers appointed by the Lender on such matters concerning the laws of the Republic of the Marshall Islands and such other relevant jurisdictions as the Lender may require.

7	A favourable opinion from an independent insurance consultant acceptable to the Lender on such matters relating to the insurances for the relevant Ship as the Lender may require.

8	If the Lender so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Lender.

Each copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the relevant Borrower.

EXECUTION PAGE

BORROWERS

SIGNED by Luca Forgione	)	/s/ Luca Forgione
)
for and on behalf of	)
SBI PHOEBE SHIPPING COMPANY LIMITED	)
in the presence of:	)

Signature of witness: /s/ Laura Pike

Name of witness: Laura Pike

Address of witness:	Le Millenium 9 Boulevard Charles III 98000 Monaco

SIGNED by Luca Forgione	)	/s/ Luca Forgione
)
for and on behalf of	)
SBI PERSEUS SHIPPING COMPANY LIMITED	)
in the presence of:	)

Signature of witness: /s/ Laura Pike

Name of witness: Laura Pike

Address of witness:	Le Millenium 9 Boulevard Charles III 98000 Monaco

SIGNED by Luca Forgione	)	/s/ Luca Forgione
)
for and on behalf of	)
SBI ELECTRA SHIPPING COMPANY LIMITED	)
in the presence of:	)

Signature of witness: /s/ Laura Pike

Name of witness: Laura Pike

Address of witness:	Le Millenium 9 Boulevard Charles III 98000 Monaco

SIGNED by Luca Forgione	)	/s/ Luca Forgione
)
for and on behalf of	)
SBI FLAMENCO SHIPPING COMPANY LIMITED	)
in the presence of:	)

Signature of witness: /s/ Laura Pike

Name of witness: Laura Pike

Address of witness:	Le Millenium
9 Boulevard Charles III
98000 Monaco

LENDER

SIGNED by [ILLEGIBLE]	)	/s/ [ILLEGIBLE]
[ILLEGIBLE]	)	/s/ [ILLEGIBLE]
for and on behalf of	) )
CREDIT SUISSE AG	)
in the presence of:

Signature of witness: [ILLEGIBLE]

Name of witness: [ILLEGIBLE]

Address of witness: [ILLEGIBLE]